UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C. 20549               April 1, 1997

                                 FORM S-8
                       (SEC Filing Date April 1, 1997)
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       THE SAN FRANCISCO COMPANY
            (Exact name of issuer as specified in its charter)

       Delaware                                                   94-3071255
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
 incorporation or organization)

550 Montgomery Street, 10th floor
San Francisco, California                          94111
(Address of principal executive office)            (Zip Code)

                         THE SAN FRANCISCO COMPANY
                AMENDED AND RESTATED 1993 STOCK OPTION PLAN
                           (Full title of Plan)

                 Keary L. Colwell, Chief Financial Officer
    550 Montgomery Street, 10th floor, San Francisco, California  94111
                  (Name and address of agent for service)

                               (415)781-7810
       (Telephone number, including area code, of agent for service)

                      CALCULATION OF REGISTRATION FEE



Title of                        Proposed        Proposed
Securities to be  Amount to be  Maximum         Maximum         Amount of
Registered        Registered    Offering Price  Aggregate       Registration
                                Per Share       Offering Price  fee

Class A
Common Stock      9,000,000     $0.40(1)        $3,600,000(1)   $ 1,091.00

(1) Estimated, pursuant to Rule 457(h), solely for the purpose of calculating the registration fee, at $0.40 per share, which was the price per share of the most recent trade in the over-the- counter market.

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PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     The document(s) containing the information specified in Item 1 will be sent or given by The San Francisco Company (the "Company" and the "Registrant") to participants in The San Francisco Company Amended and Restated 1993 Stock Option Plan (the "Plan") as specified in Rule 428(b)
(1) and is not required to be filed as part of this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

     The document(s) containing the information specified in Item 2 will be sent or given to participants in the Plan as specified in Rule 428(b)
(1) and is not required to be filed as part of this Registration Statement.


PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

     (a) Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1995;

     (b) Quarterly Reports of the Company on Form 10Q for the three-months ended March 31, 1996, six-months ended June 30, 1996, and nine-months ended September 30, 1996;

     (c) The Company's proxy statement dated December 6, 1996 in connection with the Annual Meeting of stockholders held on December 18, 1996; and

     (c) The description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A dated July 5, 1988, including all amendments and future amendments or reports filed with the Commission for the purpose of updating such description.

          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

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Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Nicholas C. Unkovic, Partner with Graham & James LLP, is a director of the Company and of the Bank of San Francisco.

Item 6.  Indemnification of Directors and Officers.

     The Certificate of Incorporation of the Company eliminates liability of the directors of the Company for monetary damages as permitted by Delaware Law. The By-laws of the Company provide for the indemnification of the Company's officers and directors against certain liabilities and expenses relating to lawsuits and other proceedings in which they may become involved as permitted by Delaware law, and for indemnification of its directors and officers pursuant to an express contract, by-law provision, stockholder vote or otherwise. Delaware law provides for indemnification of a corporation's directors and officers under certain circumstances if such persons acted in good faith and in a manner such person reasonably believed to be in the best interest of the Company, but also allows a company to provide its officers and directors indemnification in excess of that allowed the Delaware General Corporation Law. The Company has entered into indemnification agreements with certain of its officers and former officers whereby the Company agrees to indemnify such officers as specified therein. In addition, the Company may, from time to time, maintain a directors' and officers' liability insurance policy which provides for the payment of certain liabilities and expenses that may be incurred by the Company's officers and directors and for reimbursement to the Company of indemnification payments made by the Company to its officers and directors.

Item 7. Exemptions from Registration Claimed.

     Not applicable.

Item 8.  Exhibits (numbered in accordance with Item 601 of Regulation S-K).

     4.1 The San Francisco Company Amended and Restated 1993 Stock Option Plan (incorporated by reference from the Proxy Statement for the Annual Meeting of Stockholders held on December 18, 1996)

     5.1  Opinion of Graham & James LLP -  Attached as Exhibit 5.1.

     23.1 Consent of Graham & James LLP - Reference is made to Exhibit 5.1.

     23.2 Consent of KPMG Peat Marwick LLP - Attached as Exhibit 23.2.

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Item 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information withrespect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) that, for the purpose of determining any liability under the Securities Act of 1933 (the "Act), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 28th day of March, 1997.

                                   The San Francisco Company


                                   By:   /s/ Keary L. Colwell
                                        Keary L. Colwell, Executive Vice
                                        President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   Signature           Title                              Date


/s/ James E. Gilleran  Director, Chairman of the Board    March 28, 1997
(James E. Gilleran)    and Chief Executive Officer
                       (Principal Executive Officer)


/s/John F. McGrath     Director, President                March 28, 1997
(John F. McGrath)



/s/Willard D. Sharpe   Director                           March 28, 1997
(Willard D. Sharpe)


/s/Gordon B. Swanson   Director                           March 28, 1997
(Gordon B. Swanson)


/s/Kent D. Price       Director                           March 28, 1997
(Kent D. Price)

(signatures continued)

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/s/Nicholas C. Unkovic Director                           March 28, 1997
(Nicholas C. Unkovic)


/s/Jackson L. Schultz  Director                           March 28, 1997
(Jackson L. Schultz)


/s/Gary G. Williams    Director                           March 28, 1997
(Gary G. Williams)


/s/Peter Foo           Director                           March 28, 1997
(Peter Foo)

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                             INDEX TO EXHIBITS


Exhibit
Number
4.1 The San Francisco Company Amended and Restated 1993 Stock Option Plan-incorporated by reference from the Proxy Statement for the Annual Meeting of Stockholders' held on December 18, 1996.


5.1  Opinion of Graham & James LLP


23.1 Consent of Graham & James LLP - Reference is made to Exhibit 5.1


23.2 Consent of KPMG Peat Marwick LLP


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                                EXHIBIT 5.1

                       OPINION OF GRAHAM & JAMES LLP


April 1, 1997

The San Francisco Company
550 Montgomery Street
San Francisco, California  94111

Ladies and Gentlemen:

You have requested our opinion as special counsel for The San Francisco Company, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, of an aggregate of 9,000,000 shares (the "Shares") of the Company's Class A Common Stock, par value of $0.01 reserved for issuance under The San Francisco Company Amended and Restated 1993 Stock Option Plan (the "Plan"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement").

For purposes of this opinion, we have examined the Registration Statement as filed with the Securities and Exchange Commission on the date hereof, and the exhibits thereto. We have also been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of all records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary to review as a basis for the opinion hereafter expressed. As to questions of fact material to such opinion, we have, where relevant facts were not independently established, relied upon such further legal and factual examination and investigation as we deem necessary for purposes of rendering the following opinion.

In our examination we have assumed without independent investigation with respect to the accuracy thereof, the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company. We have also assumed that the Shares, when issued, will be issued in compliance with the Securities Act of 1933, as amended, and with the Company's Certificate of Incorporation, as amended, and in accordance with the terms of and in exchange for consideration in the amount of the option price for the Shares as specified in the Plan.

We are members of the bar of the State of California. Our opinions below are limited to the laws of the State of California, the corporate laws of the State of Delaware and the federal securities laws of the United States.

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Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that all of the Shares, when issued, will be legally and validly issued, fully paid and nonassessable.

We consent to the filing and use of this opinion as an exhibit to the Registration Statement and consent to the use of our name under the caption "Legal Matters" in the Prospectus to be distributed in connection with the issuance of the Shares and the grant of options under the Plan.


Sincerely yours,


GRAHAM & JAMES LLP

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                               EXHIBIT 23.2


                      CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
The San Francisco Company:



We consent to the incorporation by reference in the registration statement on Form S-8 dated April 1, 1997 of The San Francisco Company and subsidiaries (the "Company") of our report dated February 21, 1996, with respect to the consolidated balance sheets of The San Francisco
Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Form 10-K of The San Francisco Company.


                              KPMG Peat Marwick LLP



San Francisco, California
March 31, 1997